Exhibit (a)(35)
February 8, 2008
To All Ventana Employees:
I am writing to share some very exciting news. As you may have heard, this morning Roche announced that through its tender offer it has acquired approximately 25,491,221 shares, or 70.5% of Ventana’s outstanding common stock. This means that Roche now has sufficient shares to approve the merger and can take the necessary actions to complete the transaction.
While the details of the legal processes between now and the time we are able to complete the transaction are quite technical, I’d like to give you an idea of what will happen next. Before they take the next step towards closing, Roche has provided a subsequent offering period to permit shareholders who have not yet tendered their shares the opportunity to do so for the same cash consideration per share as was paid in the tender offer. After the expiration of this offering period on February 15, Roche will begin the process of completing the acquisition of Ventana through a merger in which all shares of Ventana not owned by Roche will be converted and the holders of those shares will receive the right to receive the same amount per share that was paid in the tender offer.
Your unyielding dedication and consistently high quality of work makes me incredibly proud. Please continue to remain focused on our critical research and development efforts, achieving our short-term performance targets, and working towards Ventana’s long-term objectives. You have done a tremendous job of serving our customers and I appreciate your dedication.
With best regards,
Chris
Forward Looking Statements
This document contains forward-looking statements within the meaning of the Federal Securities laws. These forward-looking statements are subject to numerous risks and uncertainties, and actual results may vary materially. Risks and uncertainties may include risks associated with the development, manufacturing, marketing, and sale of medical products, competitive factors, general economic conditions, legal disputes, and government actions, and those other risks and uncertainties contained in our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and all subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. We undertake no obligation following the date hereof to update or revise our forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date such statements are made. Past performance is not indicative of future results. We cannot guarantee any future operating results, activity, performance, or achievement.
VENTANA’S STOCKHOLDERS SHOULD READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON JULY 11, 2007, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT SETS FORTH THE REASONS FOR THE RECOMMENDATION OF THE VENTANA BOARD AND RELATED INFORMATION. THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER PUBLIC FILINGS MADE FROM TIME TO TIME BY THE COMPANY WITH THE SEC ARE AVAILABLE WITHOUT CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV, AT VENTANA’S WEBSITE AT WWW.VENTANAMED.COM OR FROM VENTANA’S INFORMATION AGENT, INNISFREE M&A INCORPORATED AT (888) 750-5834.